EXHIBIT 21

To Form 10-SB Registration Statement

SUBSIDIARIES OF SEARCHLIGHT SOLUTIONS LTD.

December 21, 2003

Searchlight Systems Inc. is a wholly owned subsidiary of Searchlight Solutions Ltd.  Searchlight Systems Inc. is incorporated in the State of Nevada and conducts business under the name Searchlight Systems Inc.

Searchlight Systems Ltd. is a wholly owned subsidiary of Searchlight Systems Inc.  Searchlight Systems Ltd. is incorporated in the Province of British Columbia and conducts business under the name Searchlight Systems Ltd.